Exhibit 10.28

AGREEMENT

     THIS AGREEMENT is made effective as of the            day of                     , 2004, by and between Visteon Corporation (the “Company”), and                     (the “Executive”).

WITNESSETH:

     WHEREAS, the Company recognizes that the Executive, as a mid- or late-career hire, may be unable to satisfy the eligibility requirements for post-retirement health care benefits available under the Visteon Medical Plan; and

     WHEREAS, the Company values the experience and knowledge of the Executive and desires to provide the Executive with certain post-retirement health care benefits under the Company’s executive post-retirement health care benefit program (the “Retiree Medical Plan”);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the Company and the Executive agree as follows:

     1. Retiree Medical Plan Eligibility. Except as otherwise provided herein, all other terms, conditions, rights and obligations of the Executive and the Company with respect to the Retiree Medical Plan, including, but not limited to, benefits and premium payments, shall be governed by the terms of the Retiree Medical Plan. Notwithstanding the foregoing, if the terms of this Agreement conflict with the Retiree Medical Plan, this Agreement shall be deemed to be an amendment to such plan. The following describes particular rules regarding the Executive’s Retiree Medical Plan eligibility:

     a. Retirement Prior to Five Years of Service. If, prior to completing at least five continuous years of service with the Company, the Executive’s employment with the Company is terminated for any reason (including, without limitation, due to his death or disability), then the Company shall have no obligation to provide the Executive with any retiree medical benefit coverage, whether under the Retiree Medical Plan or otherwise.

     b. Termination of Employment On or After Five Years of Service. Subject to Section 1(c) below, upon the Executive’s retirement (or termination due to his death or disability) after at least five continuous years of service with the Company immediately preceding retirement, he (or his surviving spouse, if applicable) shall be eligible to participate in the Retiree Medical Plan pursuant to the terms, conditions, and limitations of such Plan in effect at such date, subject to the Executive’s payment of the applicable premium for retiree medical coverage that otherwise applies to retired employees of the Company covered by the Visteon Medical Plan and hired after January 1, 2002.

     c. Limitations on Eligibility.

     (1) Detrimental Conduct. Notwithstanding anything herein contained to the contrary, no retiree medical benefit coverage shall be provided under the Retiree Medical Plan or otherwise to the Executive if he at any time (whether before or subsequent to termination of employment) acted in a manner detrimental to the best interests of the Company, including, without limitation, (i) conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or affiliate thereof, or (ii) misrepresentations, omissions or falsification during the hiring process; undisclosed financial or accounting improprieties prior to joining the Company or at any other time; theft; dishonesty; fraud; gross negligence; gross dereliction of duty; misconduct injurious to the Company; financial improprieties of any kind; serious violation of the law; or violation of the Company’s policies and procedures on employee conduct. Any such determination shall be made by the Committee (as defined in Section 3 below).

     (2) Alternative Coverage. Notwithstanding anything herein contained to the contrary, no retiree medical benefit coverage shall be provided under the Retiree Medical Plan or this Agreement to the extent that the Executive is eligible to participate in another post-retirement health care benefit program of the Company.

     (3) Change in Control. If the Executive is eligible to receive health insurance benefits pursuant to Section 6.1(B) of the Change in Control Agreement between the Company and the Executive, then the Executive shall be eligible to participate in the Retiree Medical Plan, if otherwise eligible under this Section 1, upon the exhaustion of medical coverage otherwise provided by the Company pursuant to Section 6.1(B) of the Executive’s Change in Control Agreement. Such coverage shall be provided pursuant to the terms, conditions, and limitations of such Plan in effect at such date, subject to the payment of the applicable premium for retiree medical coverage that otherwise applies with respect to retired employees of the Company covered by the Visteon Medical Plan and hired after January 1, 2002.

     2. No Employment Guarantee. Nothing contained herein shall be construed as conferring upon the Executive any right to continue in the employ of the Company in any capacity and the Executive acknowledges that he acquires no rights pursuant to the Retiree Medical Plan or this Agreement except as expressly provided herein.

     3. Plan Committee. The Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have full power and authority to interpret, construe and administer this Agreement and the Retiree Medical Plan, and such Committee’s interpretations hereof, and all actions hereunder, shall be binding and conclusive on all persons and for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to such member’s willful misconduct.

     4. Termination or Amendment of Retiree Medical Plan. The Executive understands and acknowledges that the Committee or its delegate may terminate or amend the Retiree Medical Plan at any time and for any reason. In the event of any such amendment, the Executive shall be eligible for the same coverage under the Retiree Medical Plan as all other similarly situated retired employees of the Company otherwise entitled to coverage under the Retiree Medical Plan.

     5. Taxes. The Retiree Medical Plan is subject to certain federal income tax rules that limit the extent to which tax-free coverage may be provided on a discriminatory basis in favor of highly compensated individuals. There can be no assurance that such coverage may continue to be provided to the Executive on a tax-favored basis if the Executive’s coverage under the Retiree Medical Plan is made available to him at a time when it is not otherwise available to any other terminated or retired employee of the Company.

     6. Non-Assignment. The Executive’s right to the retiree medical benefits described in this Agreement may not be assigned, transferred, pledged or otherwise encumbered.

     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, and the Executive’s heirs, executors, administrators and legal representatives.

     8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan except to the extent governed by applicable Federal law.

     9. Entire Agreement. Except as expressly provided herein, this Agreement and the underlying Retiree Medical Plan: (i) supersede all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitute the sole agreement between the parties with respect to its subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VISTEON CORPORATION
By:
Name:
Title:

EXECUTIVE:

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